SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )

   Filed by the Registrant (X)
   Filed by a Party other than the Registrant ( )

   Check the appropriate box:

   ( )   Preliminary Proxy Statement
   (X)   Definitive Proxy Statement
   ( )   Definitive Additional Materials
   ( )   Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                        CONNECTICUT NATURAL GAS CORPORATION
         .................................................................
                 (Name of Registrant as Specified In Its Charter)

                                 VICTORIA KOLYVAS
      .......................................................................
                    (Name of Person(s) Filing Proxy Statement)

   Payment of Filing Fee (Check the appropriate box):

   (X)   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
         6(j)(2).
   ( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   ( )   Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.

         1)    Title of each class or securities to which transaction applies:
               ...............................................................
         2)    Aggregate number of securities to which transaction applies:
               ...............................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_/
               ...............................................................
         4)    Proposed maximum aggregate value of transaction:
               ...............................................................
         _/ Set forth the amount on which the filing fee is calculated and state how it was determined.

   ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:
               ...............................................................
         2)    Form, Schedule or Registration Statement No.:
               ...............................................................
         3)    Filing Party:
               ...............................................................
         4)    Date Filed:
               ...............................................................

   (LOGO)  CONNECTICUT NATURAL GAS CORPORATION - P.O. BOX 1500
          100 COLUMBUS BOULEVARD - HARTFORD, CONN. 06144-1500 - (203) 727-3000

                                                             December 19, 1994
   Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Connecticut Natural Gas Corporation Shareholders, scheduled to be held on Tuesday, January 24, 1995, at the office of the Company, 100 Columbus Boulevard, Hartford, Connecticut, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend. Parking will be available.

         At the meeting you will be asked to elect three Directors and to ratify the appointment of the Company's independent public accountants.

         You are requested to give prompt attention to these matters which are more fully described in the accompanying Proxy Statement. You are urged to read them carefully. Your Board of Directors recommends a vote "FOR" Proposals 1 and 2.

         REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AND VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO EXERCISE YOUR VOTE, SIGN, DATE AND MAIL THE ENCLOSED PROXY. A postage prepaid return envelope is provided for your convenience.

         Your interest and participation in the affairs of the Company are sincerely appreciated.

                                   Sincerely,




                                   BY S/ VICTOR H. FRAUENHOFER
                                   VICTOR H. FRAUENHOFER
                                   CHAIRMAN, PRESIDENT &
                                   CHIEF EXECUTIVE OFFICER

                                       (LOGO)

                        CONNECTICUT NATURAL GAS CORPORATION

      P.O. BOX 1500, 100 COLUMBUS BOULEVARD, HARTFORD, CONNECTICUT 06144-1500

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                             December 19, 1994

   TO THE SHAREHOLDERS:

         The Annual Meeting of Shareholders of CONNECTICUT NATURAL GAS CORPORATION will be held at the office of the Company, 100 Columbus Boulevard, Hartford, Connecticut, on Tuesday, January 24, 1995, at 10:30 a.m., for the following purposes:

           1.  To elect three Directors;

           2. To ratify the appointment of a firm of independent public accountants to audit the books and records of the Company for the fiscal year ending September 30, 1995; and

           3. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on December 6, 1994 as the record date for the purpose of determining shareholders who are entitled to notice of and to vote at the meeting.

         Admission to the Meeting will be by Admission Ticket only. If you are a shareholder of record or an Employee Savings Plan participant and plan to attend, please detach your Proxy from your Admission Ticket and present the ticket for admission to the meeting. If your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Ticket for you or will provide you with evidence of your ownership that will enable you to gain admittance to the Meeting.


                BY S/ R. L. BABCOCK
                REGINALD L. BABCOCK, Vice President,
                General Counsel & Secretary

         Please fill in, sign, date and mail the accompanying proxy without delay, even if you expect to be present in person at the Meeting.

                        CONNECTICUT NATURAL GAS CORPORATION

      P.O. BOX 1500, 100 COLUMBUS BOULEVARD, HARTFORD, CONNECTICUT 06144-1500

                                  PROXY STATEMENT

   SOLICITATION OF PROXIES

         The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 24, 1995. The proxy, when signed and received by the Secretary prior to the meeting, will be voted unless revoked. Any shareholder giving a proxy has the power to revoke it at any time prior to voting, by giving written notice of revocation to the Secretary, submitting a properly executed proxy of later date, or attending the meeting and voting in person. The proxy will be voted as specified thereon. Unless specifically directed otherwise, all properly executed proxies will be voted for the election of directors and for the ratification of the appointment of the indicated auditors.

         If a shareholder participates in the Company's Dividend Reinvestment Plan, any shares held in his or her account will be voted in accordance with the proxy returned by the shareholder unless other instructions are received.

         Only shareholders of record at the close of business on December 6, 1994 will be entitled to vote at the meeting. On that date there were 9,934,329 shares of Common Stock and 141,480 shares of $3.125 Par Preferred Stock issued and outstanding, the holders of which are entitled to one vote per share. There is no provision in the Company's Charter for cumulative voting.

         The outstanding Common Stock and $3.125 Par Preferred Stock of the Company represented at the meeting will constitute a quorum for the transaction of business. Under Connecticut law and the governing instruments of the Company, the affirmative vote of a majority of the voting power of the shares represented at the meeting which are entitled to vote is required to elect directors and ratify the appointment of independent auditors. As a result, abstentions will have the same effect as negative votes. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation by use of the mail, directors, officers or regular employees of the Company may solicit proxies personally or by telephone or telegraph, and the Company may request persons holding stock for others in their names or in the names of nominees to obtain proxies from and send proxy material to their principals, and it may reimburse such persons for their expense in so doing. The Company has retained the firm of D.F. King & Co., Inc. to aid in the solicitation of proxies, for which services the Company will pay a fee not exceeding $8,000.00, plus out-of-pocket disbursements.

         The Company's Annual Report for the fiscal year ended September 30, 1994 is being mailed to shareholders together with this Proxy Statement on or about December 19, 1994.

   ITEM 1 --

   ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes, and each class of directors is elected for a three year term. At each Annual Meeting of Shareholders, directors are elected to succeed those in the class whose terms are expiring.

         The terms of the Class II directors are scheduled to expire on the date of the Annual Meeting. Mr. Fonteyne, Mr. Mullane, and Mr. Tomasso have been nominated to succeed themselves as Class II directors. If elected, they will each fill three year terms that expire at the Annual Meeting of Shareholders to be held in 1998 or when their successors are elected and qualified.

         IT IS INTENDED THAT VOTES WILL BE CAST PURSUANT TO THE ENCLOSED PROXY FOR THE ELECTION OF THE THREE NOMINEES SET FORTH BELOW UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS WITHHELD BY SUCH PROXY, IN WHICH CASE IT IS INTENDED THAT VOTES WILL BE CAST FOR THOSE NOMINEES, IF ANY, WITH RESPECT TO WHOM AUTHORITY HAS NOT BEEN WITHHELD. THE THREE NOMINEES ARE NOW MEMBERS OF THE BOARD OF DIRECTORS. MR. MULLANE AND MR. TOMASSO WERE ELECTED AS DIRECTORS AT THE ANNUAL MEETING HELD JANUARY 28, 1992 FOR TERMS OF THREE YEARS. MR. FONTEYNE WAS ELECTED IN 1993 TO SERVE THE THEN REMAINING TERM FOR CLASS II DIRECTORS. IN THE EVENT THAT ANY OF THE NOMINEES SHOULD BECOME UNABLE OR UNWILLING TO SERVE AS A DIRECTOR, A CONTINGENCY WHICH MANAGEMENT HAS NO REASON TO EXPECT, IT IS INTENDED THAT THE PROXY WILL BE VOTED, UNLESS AUTHORITY IS WITHHELD, FOR THE ELECTION OF SUCH PERSON, IF ANY, AS SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS. THE PROXY CANNOT BE VOTED FOR MORE THAN THREE NOMINEES.


   BIOGRAPHICAL INFORMATION

         The biographical information which follows includes the names and photographs of the nominees for Class II directorships and of incumbent Class I and Class III directors; the principal current occupation or employment of each for the past five years, the number of shares of stock of the Company reported by each as beneficially owned, directly or indirectly, as of October 15, 1994, the year each person became a director of the Company, the age of the director, the Board Committee(s) on which each serves, and the principal directorships held by such persons and other affiliations.

    -----------------------------------------------------------------

   ---------------------------------------------------------------------------------
   NOMINEES FOR CLASS II DIRECTORS FOR TERMS COMMENCING IN 1995 AND EXPIRING IN 1998


         Name, Age,
    Year Elected a Director,
        Shares Owned and
   Board Committee Membership                   Principal Occupation and Other Information
   --------------------------                   ------------------------------------------

                                  President and Chief Executive Officer
                                  Ensign-Bickford Industries, Inc.
     HERMAN J. FONTEYNE, 55       Simsbury, Connecticut
          1993                    ---------------------------------------------------------------------------
      1,202 common shares         Mr. Fonteyne received his B.S. Degree in Chemical Sciences from Louvain University
      Audit Committee             in Belgium.  After serving in the Belgian Army he started his career with UCB/Fabelta in their textile manufacturing group.  In 1966 he joined Monsanto in Europe where he held numerous positions in both the Europe/Africa and U.S. Operations before becoming
   (PHOTO)                        Managing Director of Monsanto Agricultural Products Company and Corporate Vice President.
                                  Mr. Fonteyne joined Ensign-Bickford Industries Inc. in 1982 as its President and Chief
                                  Executive Officer.  Mr. Fonteyne is a director of Ensign-Bickford Industries, Inc.  He also currently serves on the World Affairs Council Board, the Board of Trustees of the
                                  Hartford Art School, The Board of Regents of the University of Hartford, the Board of
                                  Junior Achievement of North Central Connecticut, and the Executive Council of the
                                  Conference Board.  He is a Corporator of Hartford Hospital and The Institute of Living.



                                  Principal, Mullane Enterprises
      DENIS F. MULLANE, 64        West Hartford, Connecticut
              1973                ---------------------------------------------------------------------------
       2,000 common shares        Mr. Mullane served four years with the U. S. Army in Germany following his
       Audit Committee            graduation from the U. S. Military Academy at West Point.  Mr. Mullane recently
    Committee on Directors        retired as Chairman after a 38 year career with Connecticut Mutual Life.  He joined
                                  Connecticut Mutual in 1956 as an agent and became its President in 1976 and Chief Executive
    (PHOTO)                       Officer in 1983.  He has been active in community and insurance industry affairs throughout his career.  He currently serves as Chairman of the Board of Trustees of The American College,
                                  Bryn Mawr, Pennsylvania and as a member of the Board of the U.S. Chamber of Commerce.


          Name, Age,
    Year Elected a Director,
        Shares Owned and
   Board Committee Membership                   Principal Occupation and Other Information
   --------------------------                   ------------------------------------------


                                  Chairman
                                  Tilcon, Inc., U.S.A. Subsidiary of BTR plc
     ANGELO TOMASSO, JR., 69      London, England (Construction Aggregates)
               1968               New Britain, Connecticut
       21,161 common shares       ---------------------------------------------------------------------------
     Chairman, Compensation       Mr. Tomasso received his B.S. in civil engineering from Auburn University.
       Committee                  He is a trustee and past chairman of the Board of Trustees of New Britain
     Executive Committee          General Hospital, a Founder and past president of Mooreland Hill School,
     Committee on Directors       Inc., a Corporator of the New Britain YMCA, a director and past president of The Hundred Club, a Corporator of the Boys' Club of New Britain, a
     (PHOTO)                      director of the National Conference of Christians and Jews, and was a
                                  director of The New Britain Gas Light Company from 1967 to 1968.  He has held his present position with Tilcon, Inc. for three years.  For eight years prior to that he was President and Chief Executive Officer of Tilcon, Inc.



   CLASS I DIRECTORS WHOSE TERMS COMMENCED IN 1994 AND EXPIRE IN 1997
   -------------------------------------------------------------------
          Name, Age,
    Year Elected a Director,
        Shares Owned and
   Board Committee Membership                   Principal Occupation and Other Information
   --------------------------                   ------------------------------------------
                                  President Emeritus
    JAMES F. ENGLISH, JR., 67     Trinity College
              1970                Hartford, Connecticut
       1,500 common shares        ---------------------------------------------------------------------------
       Audit Committee            Mr. English is a graduate of Yale University and holds an M.A. degree from
                                  Cambridge University and a J.D. from the University of Connecticut School
   (PHOTO)                        of Law.  He is a director of CIGNA Corporation and Fleet Bank, N.A., Fleet Bank of
                                  Massachusetts, N.A., and Fleet National Bank.  He is also Chairman of the Distribution
                                  Committee of the Hartford Foundation for Public Giving and a director of Elderhostel and the Mystic Seaport Museum.


          Name, Age,
    Year Elected a Director,
        Shares Owned and
   Board Committee Membership                   Principal Occupation and Other Information
   --------------------------                   ------------------------------------------
                                  Chairman, President & Chief Executive Officer
                                  Connecticut Natural Gas Corporation
   VICTOR H. FRAUENHOFER, 61      Hartford, Connecticut
              1978                ---------------------------------------------------------------------------
   38,598 common shares           Mr. Frauenhofer joined Connecticut Natural Gas Corporation in 1961 and held
   Chairman, Committee on         various positions until he was elected President in 1983.  He was named to the
          Directors               additional positions of Chief Executive Officer in 1987 and Chairman in 1991.
   Executive Committee            He is a graduate of Bentley College and Harvard AMP.  He is Chairman, President
                                  and a director of each of Connecticut Natural Gas Corporation's subsidiaries.
                                  He serves on the advisory board of the Bank of Boston Connecticut and the Board of
     (PHOTO)                      Directors of Spencer Turbine Company and the Connecticut Capitol Region Growth
                                  Council, Inc.  He is a trustee of the Connecticut Policy and Economic Council, Inc.
                                  He is a past chairman of the New England Gas Association and a past member of the
                                  Board of Directors of the American Gas Association.



                                  President and Chief Executive Officer
                                  New Britain General Hospital
     LAURENCE A. TANNER, 48       New Britain, Connecticut
          1993                    ---------------------------------------------------------------------------
      370 common shares           Mr. Tanner is a graduate of the University of Rhode Island and Yale University where
    Compensation Committee        he received a Master's degree.  Mr. Tanner joined New Britain General Hospital and its affiliated corporations as President and Chief Executive Officer in 1987.  Prior
    (PHOTO)                       to this he was the President and Chief Executive Officer of Bristol Hospital.
                                  Mr. Tanner is a past Chairman of the Association for the Advancement of Medical
                                  Instrumentation, a national organization located in Washington, D.C.  In addition, he serves on the Board of Directors of the New Britain Chamber of Commerce, the Voluntary Hospitals of
                                  America, Southern New England chapter, and the Greater New Britain Visiting Nurse Association.
                                  He is a Corporator of the New Britain/Berlin YMCA, Community Mental Health Affiliates, Inc.,
                                  Hospital for Special Care, and Newington Children's Hospital.



   CLASS III DIRECTORS WHOSE TERMS COMMENCED IN 1993 AND EXPIRE IN 1996
   ----------------------------------------------------------------------------------
          Name, Age,
    Year Elected a Director,
        Shares Owned and
   Board Committee Membership                   Principal Occupation and Other Information
   --------------------------                   ------------------------------------------

                                  Partner
                                  Douglas-Bailey & Bennett, Attorneys at Law
     BESSYE W. BENNETT, 56        Bloomfield, Connecticut
          1987                    ---------------------------------------------------------------------------
      377 common shares           Mrs. Bennett is a 1958 graduate of Radcliffe College with a B.A. Degree in
      Audit Committee             Government, cum laude.  She also holds an M.A. Degree in Education from Trinity
     Committee on Directors                   --- -----
                                  College and a J.D. degree from the University of Connecticut Law School.  She
       (PHOTO)                    has been in corporate practice as Associate Counsel and Assistant Vice President at Society for Savings and from 1983 to 1984 as General Counsel to the Connecticut
                                  State Employees Retirement Commission.  From 1985 to 1991 she served as part-
                                  time Deputy Town Attorney for the Town of Bloomfield and from 1992 to 1993 as the Chairman of the Connecticut Commission on Victim Services.  Currently she serves as a
                                  Corporator of the Hartford Public Library and as a trustee of Hartford College for Women, the Hartford Symphony Orchestra, Children in Placement, Inc., the Greater Hartford
                                  Easter Seal Rehabilitation Center, Inc., the YMCA and the New Samaritan Corporation.  She
                                  is also a director of The Trust Company of Connecticut.



          Name, Age,
    Year Elected a Director,
        Shares Owned and
   Board Committee Membership                   Principal Occupation and Other Information
   --------------------------                   ------------------------------------------
                                  President
     BEVERLY L. HAMILTON, 48      ARCO Investment Management Company
               1982               Los Angeles, California
        869 common shares         ---------------------------------------------------------------------------
   Compensation Committee         Mrs. Hamilton is a graduate of the University of Michigan where she received a B.A. with honors.  She also studied at New York University's Graduate School of Business.
                                  Mrs. Hamilton is President of ARCO Investment Management Company, a subsidiary of Atlantic
   (PHOTO)                        Richfield, where she is also a Vice President.  She served as Deputy Comptroller for the City of New York for four years.  Mrs. Hamilton joined United Technologies in 1980, was elected
                                  Vice President-Investor Relations in 1981 and in 1984 was elected Vice President-Pension
                                  Investments and Investor Relations.  For the previous five years she was a Vice President of
                                  Morgan Stanley & Co., Inc.  Prior to that she was a Vice President and principal with
                                  Auerbach, Pollak, and Richardson, a trust officer at Manufacturers Hanover, and a research analyst with ITT Corporation.  Mrs. Hamilton is a director of Northeast Savings, the TWA
                                  Pilots Trust Annuity Plan, Connecticut Mutual Investment Association, as well as the Stanford
                                  (University) Management Company, Emerging Markets Growth Fund, and the Brazil Investment Fund.



                                  President and Chief Operating Officer
     HARVEY S. LEVENSON, 54       Kaman Corporation
              1990                Bloomfield, Connecticut
     2,666 common shares          ----------------------------------------------------------------------------
     Chairman, Audit Committee    Mr. Levenson holds B.A. and J.D. degrees from Drake University and an
       Executive Committee        L.L.M. from Georgetown University.  He was an attorney with the Treasury
      Compensation Committee      Department, Washington, D.C. until 1968.  From 1968 to 1982, he practiced law at the Hartford law firm of Murtha, Cullina, Richter and Pinney.  Mr.
        (PHOTO)                   Levenson joined Kaman Corporation in 1982 as Senior Vice President and Chief
                                  Financial Officer.  He was appointed President and Chief Operating Officer of Kaman Corporation in 1990.  Mr. Levenson is a director of Kaman
                                  Corporation.  He also currently serves on the Board of Directors of Security-
                                  Connecticut Corporation.  Mr. Levenson is a Corporator of St. Francis Hospital,
                                  Hartford Hospital, and The Institute of Living.



          Name, Age,
    Year Elected a Director,
        Shares Owned and
   Board Committee Membership                   Principal Occupation and Other Information
   --------------------------                   ------------------------------------------
     RICHARD J. SHIMA, 55         Chairman, Environmental Warranty, Inc.
             1987                 West Hartford, Connecticut
      2,500 common shares         ---------------------------------------------------------------------------
       Executive Committee        Mr. Shima is a graduate of Harvard University.  He served as an officer in
      Committee on Directors      the U.S. Navy.  He is a member of the American Academy of Actuaries, a trustee of the Hartford Graduate Center and Kingswood-Oxford School, and a
                                  director of Hartford Hospital.  He serves as a director of Enhance Financial
   (PHOTO)                        Services, Inc. and the Keystone Mutual Funds.  Mr. Shima joined Travelers
                                  Companies in 1961 and held several positions in corporate accounting and finance.
                                  He became Executive Vice President for all casualty-property business in 1980,
                                  Executive Vice President and Chief Investment Officer in 1985, and served as Vice
                                  Chairman and Chief Investment Officer until 1991.


                                  Partner
     DEROY C. THOMAS, 68          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
             1977                 New York, New York
     3,153 common shares          ---------------------------------------------------------------------------
    Chairman, Executive           Mr. Thomas is a graduate of Iona College and Fordham Law School.  He retired
          Committee               from The Hartford Insurance Group as Chairman and Chief Executive Officer
    Compensation Committee        in 1988 having served in various capacities since 1964.  In 1983 he was elected
    Committee on Directors        Executive Vice President of ITT Corporation and President of ITT Diversified
                                  Services.  He was elected Vice Chairman of ITT Corporation in 1985, and
                                  President and Chief Operating Officer in 1988.  He served in that capacity
   (PHOTO)                        until his retirement in 1991.  He is a director of Hartford Fire Insurance
                                  Company, Houghton Mifflin Company, Old State House Association, the World
                                  Affairs Council, and Goodspeed Opera House.  He is Chairman of Connecticut
                                  Health System and Corporator of St. Francis Hospital, The Institute of Living,
                                  and the VNA Group.  He is a trustee of Fordham University.


         The indicated shares include shares held by spouses, children and relatives sharing a director's home as to which beneficial ownership has been disclaimed and in the case of Mr. Frauenhofer, shares held for his account in the Company's Employee Savings Plan. Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors as well as persons who own more than 10% of a registered class of the Corporation equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on the Corporation's review of the copies of such forms received or written representations from certain reporting persons that no reporting was required, the Corporation believes during fiscal year 1994 all filing requirements were met with the following exception. On December 1, 1993 Mr. Thomas acquired 1500 shares of Company stock that are included in the indicated shares. Mr. Thomas's ownership of these shares was reported in the Company's 1993 Proxy Statement, however the transaction was reported by the Company for Mr. Thomas on his September 1994 Form 4 rather than the January 1994 Form 4 as required.


   BOARD COMMITTEES

         The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, and a nominating committee known as the Committee on Directors.

         Audit Committee members are Mr. Levenson, Chairman, Mrs. Bennett and Messrs. English, Fonteyne and Mullane. This Committee recommends to the Board of Directors a firm of independent public accountants to audit the books and accounts of the Company. The Committee reviews the reports prepared by the independent public accountants and recommends to the Board any actions deemed appropriate in connection with the reports. The Company's manager of internal auditing reports annually to the Committee on internal auditing activities and is authorized to report directly to the Committee more frequently should the need arise. The Audit Committee held two meetings during the most recent fiscal year.

         Compensation Committee members are Mr. Tomasso, Chairman, Mrs. Hamilton and Messrs. Levenson, Tanner and Thomas. The Committee establishes salaries and benefits for all officers, subject to Board approval. The Committee reviews all Company compensation and benefit programs and oversees management of the pension plans. The Compensation Committee met six times during the most recent fiscal year.

         Executive Committee members are Mr. Thomas, Chairman, Messrs. Frauenhofer, Levenson, Shima and Tomasso. Pursuant to the Bylaws, the Executive Committee has authority with regard to all business of the Company when the Board of Directors is not in session, as well as having powers relating to the finances of the Company. The Executive Committee met three times during the most recent fiscal year.

         The Committee on Directors is composed of Mr. Frauenhofer, Chairman, Mrs. Bennett and Messrs. Mullane, Shima and Tomasso. This Committee considers candidates for vacancies on the Board, including written stockholder recommendations, and recommends nominees to the Board when the need arises. The Committee met twice during the most recent fiscal year. The Company's Bylaws provide that in order for a stockholder to nominate a candidate for election as a director of the Company, a stockholder must provide written notice to the Secretary of the Company of such stockholder's intention to so nominate a candidate at least forty-five days prior to the Annual Meeting of Shareholders.

         During the 1994 fiscal year the Board of Directors held eleven meetings and there were thirteen committee meetings. All directors with the exception of Mr. Mullane attended at least 75% of the aggregate number of meetings of the Board and committees on which they serve.

   COMPENSATION OF DIRECTORS

         During the 1994 fiscal year, Directors received an annual retainer fee of $8,500 plus $700 for each Board or committee meeting attended. A chairperson of a committee received $750 for each committee meeting chaired in lieu of $700. A plan of deferred compensation for services as a director is made available to directors. No director who also is an employee of the Company receives any fees for service on the Board.

   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Compensation Policy

         The Compensation Committee's compensation program for executive officers, including the Chief Executive Officer, is designed in large measure to relate total compensation to corporate performance. Such compensation is comprised of base salary and distributions pursuant to the Annual Incentive Plan and Executive Restricted Stock Plan. As a result, a significant percentage of total compensation for the Company's executive officers is dependent upon corporate financial performance. The program offers total compensation opportunities which are competitive with other leading gas utilities and which enable the Company to compete for and recruit executive talent critical to the Company's long term success.

   1994 Executive Compensation

         The first component of each executive's compensation, including the Chief Executive Officer, Mr. Frauenhofer, is base salary. To determine base salaries, the Committee chiefly relies upon data for executives in similar positions in comparable, or peer group, companies and selects as a target the average salary of this group. Base salaries are targeted to the average level of industry peers in recognition that the potential for additional compensation offered by the Annual Incentive Plan and Executive Restricted Stock Plan provides real incentive to improve corporate performance and increase shareholder value. To accurately reflect the labor market available for selection of its executives, the peer group used by the Company for purposes of determining appropriate levels of executive compensation is more narrowly defined than the indices it has used below for its stock performance comparison graph which encompass the broad spectrum of potential investments available to stockholders.

         Under the Annual Incentive Plan, cash awards are made to participants based upon the attainment of several individual objectives for each participant, as well as the performance of the Company in the prior fiscal year. Individual target objectives include cost containment and effective operational and organizational management. Plan Participants are eligible for awards that are targeted amounts, stated as percentages of salaries that range from 5 to 30 percent. The performance of the Company and the performance of each individual in achieving each specific goal is measured at year end on a scale from 80 to 120 percent. For awards made in 1994, corporate performance for 1993 was measured for the regulated and non-regulated operations using as criteria the Balance Available for Common Stock (95.5%) and Net Income (87.0%), respectively. The figures in parenthesis indicate the performance levels achieved in fiscal year 1993. These results, and the results in meeting individual goals then are applied to the targeted award to determine the actual award.

         The Executive Restricted Stock Plan promotes the achievement of long term corporate goals by providing key employees an opportunity to achieve greater ownership interest in the Company. Under the Plan, 200,000 shares of the common stock of the Company have been reserved for issuance in the form of restricted stock awards to principal officers and other key personnel of the Company who are designated by the Board of Directors as being eligible to participate. The vesting of all restricted share awards under the plan is contingent upon "total return" to shareholders over multi-year periods as compared to a peer group of 19 gas companies. Total return is comprised of changes in average value of the common stock plus dividends. Vesting of such awards is also contingent upon continued employment. A total of 22,146 shares were awarded to nine individuals, effective October, 1990. The vesting distribution of these 1990 awards that occurred during fiscal 1994 for the Chief Executive Officer and the four other most highly compensated officers is shown below in the "LTIP Payouts" column of the Summary Compensation Table. A total of 23,340 shares were awarded to ten individuals under the Plan, effective October 1, 1993. The 1993 awards made to the Company's Chief Executive Officer and the four most highly compensated officers are reported in the Long Term Incentive Plan table which appears below.

   Company Performance and CEO Compensation

         The foregoing principles and plans were used by the Committee and the Board of Directors to determine Mr. Frauenhofer's 1994 annual compensation, as well as compensation levels of the Company's other executive officers. Accordingly, Mr. Frauenhofer's total compensation was determined with reference to compensation paid by peer companies, the Company's operational and financial performance criteria which were achieved in 1993, and the Committee's overall assessment of his individual performance.

   Limitation on Deductibility of Executive Compensation

         The Omnibus Budget Reconciliation Act of 1993 added new Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officer and four other most highly compensated executive officers. Certain "performance based" compensation is not subject to the limitation of deductibility provided that certain stockholder approval and independent director requirements are met. Final regulations have not yet been adopted under this new Internal Revenue Code provision.

         Because of the fact that the compensation paid to each of the Company's executive officers has not exceeded $1 million per year, the Committee does not believe that the new limitation on deductibility of executive compensation is currently material to the Company. Nevertheless, the Committee will continue to review the situation in light of the final regulations and future events with the objective of achieving deductibility to the extent appropriate.

                                       Angelo Tomasso Jr., Chairman
                                                Beverly L. Hamilton
                                                 Harvey S. Levenson
                                                    Laurence Tanner
                                                    DeRoy C. Thomas

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As set forth above, the members of the Compensation Committee for fiscal year 1994 were Messrs. Tomasso, Chairman, Levenson, Tanner, Thomas and Mrs. Hamilton. All five members are non employee directors and none has any direct or indirect material interest in or relationship with the Company outside of his or her position as director.

   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As part of the Company's commercial and industrial marketing program, the Company loaned $500,000 to New Britain General Hospital in March, 1994. Laurence Tanner is the President and Chief Executive Officer of the hospital and a Company director. Angelo Tomasso is a trustee of the hospital and a Company director. The proceeds of the loan were used to purchase and install gas air conditioning equipment. The loan is to be repaid over a five year term at 7.5% interest, however, a portion of the interest payment may be returned to the hospital on a quarterly basis. As of December 1, 1994 all payments have been made and the outstanding indebtedness is $471,489. The foregoing terms are substantially similar to other transactions the Company has entered into with other large gas customers.

         To the Company's knowledge, there were no other interrelationships involving either members of the Compensation Committee or other directors of the Company requiring disclosure in this Proxy Statement.

   SUMMARY EXECUTIVE COMPENSATION

         The following table provides certain information relating to the compensation of the Company's Chief Executive Officer and its four other most highly compensated executive officers for fiscal year 1994.



                                                                        Long Term
                                                                       Compensation
                           Annual Compensation                           Payouts


                                                                                           All
            Name and                                        Other         LTIP             Other
            Principal        Fiscal   Salary      Bonus     Annual       Payouts           Comp.
            Position          Year      ($)        ($)     Comp.(a)        ($)            ($)(b)
            --------          -----   ------      -----    --------      -------          ------

   Victor H. Frauenhofer      1994    300,000   77,925(c)    6,969        97,381(d)       84,293
   Chairman, President and    1993    289,167   90,280        ---          ---            18,533
   Chief Executive Officer    1992    264,000   59,450        ---         54,368(e)         *

   James P. Bolduc            1994    137,450   13,625        225         22,630(d)       21,567
   Senior Vice President      1993    120,243   16,300        ---          ---             5,736
   Financial Services and     1992    115,419    8,150        ---          ---               *
   Chief Financial Officer

   Harry Kraiza, Jr.          1994    129,217   26,437        485         38,211(d)       26,062
   Senior Vice President      1993    115,637   31,180        ---          ---             5,356
   Energy Services            1992    105,558   15,250        ---          ---               *

   Anthony C. Mirabella       1994    127,333   19,440        413         20,264(d)       20,788
   Vice President-            1993    115,627   23,290        ---          ---             7,505
   Operations and Chief       1992    107,877    7,600        ---          ---               *
   Engineer

   Reginald L. Babcock        1994    123,400   19,591        400         38,543(d)       20,475
   Vice President             1993    109,987   20,120        ---          ---             3,509
   Corporate Services,        1992    102,421   14,700        ---          ---               *
   General Counsel &
   Secretary

     *  Table does not include information for fiscal years ending prior to December 15, 1992.

   a) Represents amount reimbursed to the officer by the Company for the payment of taxes. In addition, for Mr. Frauenhofer amount includes $2,780 which represents unrealized appreciation on deferred compensation assets.

   b) For fiscal year 1994 amounts reported in this column consist of the following: For Mr. Frauenhofer $17,795 - Unvested Dividends earned on Restricted Stock, $9,000 - 401(k) Plan, $47,846 - split dollar life insurance plan, $9,652 Deferred Compensation Plan B; for Mr. Bolduc $5,980 - Unvested Dividends earned on Restricted Stock, $6,185
         - 401(k) Plan, $9,402 - split dollar life insurance plan; for Mr. Kraiza $7,053 - Unvested Dividends earned on Restricted Stock, $5,815
         - 401(k) Plan, $13,194 - split dollar life insurance plan; for Mr. Mirabella $4,929 - Unvested Dividends earned on Restricted Stock, $7,640 - 401(k) Plan, $8,219 - split dollar life insurance plan; for Mr. Babcock $6,076 - Unvested Dividends earned on Restricted Stock, $3,702 -401(k) Plan, $10,697 - split dollar life insurance plan.

         The split dollar life insurance plan is available to officers and other key employees in conjunction with the group term life insurance generally provided to salaried employees. Under the plan, the Company pays the entire amount of the premiums due on the policies but is generally reimbursed for the aggregate amount of all such premiums out of the proceeds of the policies if the covered executives die while the split dollar arrangements are in effect or out of the built up cash value of the policies if the arrangements terminate prior to the death of the covered executives. The amounts set forth above represent the full amount of the premium paid on behalf of the named executive officers that relates to the term life insurance portion of the policy plus the dollar value to the executive of the remainder of the premium paid by the Company during the fiscal year, projected on an actuarial basis.

         For executives who were over the age of 52 at the inception of the program, the split dollar arrangements provide that the Company will be reimbursed for the aggregate premiums only in the event of the death of the covered executive while employed. Of the named executive officers shown in the table, only Messrs. Frauenhofer and Mirabella were over the age of 52 at the inception of their policies. The full amount of the premiums paid on behalf of Messrs. Frauenhofer and Mirabella during fiscal 1994 was $141,691 and $17,733 respectively.

   c) Receipt of the amount indicated was deferred at the election of Mr. Frauenhofer.

   d) Represents dollar value of vesting distribution of 1990 Restricted Stock Awards calculated by the closing share price of $32.125 as of September 30, 1993. The number and value of aggregate Restricted Stock holdings including dividends reinvested as of September 30, 1994 for each of the listed officers is as follows: for Mr. Frauenhofer 12,220 shares, value $288,698; for Mr. Bolduc 4,177 shares, value $98,682; for Mr. Kraiza 4,850 shares, value $114,581; for Mr. Mirabella 3,389 shares, value $80,065; for Mr. Babcock 4,170 shares, value $98,516. Value is calculated using the closing share price as of September 30, 1994 which was $23.625.

   e) Represents awards made under an Executive Long Term Compensation plan in fiscal year 1992 in the amount of $40,774 cash and stock valued at $13,594 at the date of award. The Board of Directors terminated this plan in 1992.

   CHANGE OF CONTROL

   The Company has entered into Change of Control Employment Agreements with its Chief Executive Officer, its four other most highly compensated officers, and two other officers. The Agreements become effective upon a Change of Control (as defined therein) and provide that for a period of three years following a Change of Control in the event of a termination of covered executive's employment without cause by the Company or for Good Reason by the executive, the covered executive is entitled to a lump sum severance payment of between 2 and 3 times his annual salary and annual bonus, together with three years pension credit and continued welfare benefits. The Agreement also provides for an additional payment to make the executive whole for any excise taxes imposed by Section 4999 of the Internal Revenue Code on payments made to him that are contingent on a Change of Control.

                  LONG TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

         The following table provides information about long term incentive awards granted during fiscal 1994 to the executive officers named in the Summary Compensation Table.



                       LONG TERM INCENTIVE PLANS - AWARDS IN THE LAST FISCAL YEAR

                                                                           Estimated Future Payouts
                                                                           ------------------------
                                                       Performance or
                                                        Other Period
                                      Number of        Until Maturation     Threshold        Maximum
                Name                    Shares            or Payout            ($)             ($)
                ----                  ---------         -------------       ---------       ---------
   Victor H. Frauenhofer                7,000             1997-1999            -0-         248,063.00
   James P. Bolduc                      2,850             1997-1999            -0-         100,997.00
   Harry Kraiza, Jr.                    2,800             1997-1999            -0-          99,225.00
   Anthony C. Mirabella                 2,270             1997-1999            -0-          80,443.00
   Reginald L. Babcock                  2,130             1997-1999            -0-          75,482.00



         The Executive Restricted Stock Plan (the "Restricted Stock Plan") provides long term incentives to executive officers and other key employees of the Company. The Restricted Stock Plan is designed to reward such executive officers and key employees for the Company's achievement of long term financial performance in comparison to a peer group of nineteen other gas utilities. Financial performance is measured over three, four and five year periods based on the Company's ranking of total shareholder return against the peer group for the applicable measurement period.

         During fiscal year 1994, each of the executive officers named in the Summary Compensation Table was granted an award of restricted stock, one-third of which is scheduled to vest during each of 1997, 1988, and 1999, assuming the performance criteria set forth in the agreements evidencing the awards are satisfied. The awards will be adjusted upward or downward at the end of each measurement period, depending on the financial performance of the Company. If the Company's total shareholder return for each measurement period is in the top quartile of the peer group, 150% of the original grant will vest and be distributed. If the Company's total shareholder return for each measurement period is in the second quartile, 75% of the original grant will vest and be distributed. If the Company's total shareholder return for each measurement period is in the third quartile, 25% of the original grant will vest and be distributed. Finally, if the Company's total shareholder return for each measurement period is in the fourth quartile, the original grant will be forfeited.

         The amounts set forth in the Long Term Incentive Plan Awards Table show the range in the value of estimated payouts under the fiscal 1994 awards assuming the Company's total shareholder return for the measurement periods falls in either the first or fourth quartile of performance. The amounts set forth are based on the closing price of the Common Stock on September 30th, 1994 and calculated without regard to the reinvestment of dividends during the period between the date of grant and the vesting of the awards. Restricted stock awards were also granted to certain executive officers and key employees during fiscal 1991. One-third of the 1991 awards vested in fiscal 1994, and the value of the vested awards is included in the Long term Compensation Payouts column of the Summary Compensation Table.


   RETIREMENT PLANS

         The Company maintains two noncontributory defined benefit retirement plans which provide benefits for certain employees (except for employees covered by certain collective bargaining agreements) who have completed one year of continuous service and have met certain age requirements. One such plan is qualified under the applicable provisions of the Internal Revenue Code (the "Qualified Plan"), and the other is a nonqualified supplemental Officers Retirement Plan (the "Officers Plan").

         Under the Qualified Plan retirement benefits are computed by multiplying the average of the employee's five highest consecutive years annual earnings, including amounts identified in the bonus category of the Summary Compensation table above, by a specified percentage accrual based on years of credited service. Benefits accrue at 2% per year of service up to 30 years of service and thereafter an additional 1% per year up to 35 for a maximum accrual of 65%. Benefits paid under the Qualified Plan are offset by a portion of the employee's social security benefits. The plan provides for several optional forms of benefit payments, including a straight life annuity, various joint and survivor options, and a continuous and certain benefit option. Employees are fully vested under the Qualified Plan after five years of continuous service with the Company.

         The Officers Plan covers officers designated by the Board of Directors. It operates in conjunction with and as a supplement to the Qualified Plan. The benefits payable under the Officers Plan are calculated as continuous and certain benefits for unmarried individuals, and as joint and survivor benefits for married individuals. Benefits paid under the Officers Plan are based on the highest rate of annual salary paid to the officer at any time throughout his or her career. For purposes of the Officers Plan, the salary upon which benefits are based excludes compensation received pursuant to the Annual Incentive Plan, which amounts are reflected in the bonus category of the Summary Compensation Table above. An officer is eligible to receive 60% of salary at age 60 and for officers with more than 25 years of service there is an additional one percent accrual for each year over 25 for a maximum accrual of 65% of salary with 30 years of service. Such benefits are offset by fifty percent of social security benefits payable to each participant, except in the case of individuals who were participants on December 31, 1991 if such offset would reduce the benefit payable to such participant below the benefit that otherwise would have been paid based upon salaries in effect on December 31, 1991. Also, no officer's benefit will be less than the benefit that would be received under the Qualified Plan formula without regard to the application of any Internal Revenue Service limitations on compensation or benefits payable from a qualified plan in determining the benefit level. Any benefits under the Officers Plan are also adjusted by (a) the benefits computed under all other defined benefit pension plans to which the officer is entitled from the Company or from previous employment and (b) in the case of any officer who has been employed by the Company for less than fifteen years at the time of retirement, the proportion that such officer's years of service are to fifteen. All of the individuals named in the Summary Compensation Table above have been designated by the Board of Directors as participants in the Officers Plan.

         The credited years of service as of September 30, 1994, for the five individuals named in the Summary Compensation Table are as follows: Mr. Frauenhofer, 33 years, Mr. Bolduc, 24 years, Mr. Kraiza, 24 years, Mr. Mirabella 23 years, and Mr. Babcock 14 years. The estimated annual benefits payable upon retirement under the plans are as follows: Mr. Frauenhofer, $188,118; Mr. Bolduc $84,443; Mr. Kraiza, $78,398; Mr.
   Mirabella $75,870, and Mr. Babcock $74,563.

   CORPORATE PERFORMANCE GRAPH

         The following graph compares the total shareholder returns produced by the Company over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S & P 500") and the Dow Jones Utility Group. Total return values for the S & P 500, Dow Jones Utility Group and the Company were calculated based on cumulative total return values assuming reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG CONNECTICUT NATURAL GAS, THE S & P 500 INDEX
                        AND THE DOW JONES INDUSTRIAL INDEX


                                      Cumulative Total Return
                                ------------------------------------
                                9/89   9/90  9/91  9/92  9/93   9/94
   Connecticut Nat Gas Corp     100    105   132   164    240    187
   S & P 500                    100     91   119   132    149    155
   D J Utilities                100     98   113   124    149    115

   *$100 INVESTED ON 9/30/89 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

   OWNERSHIP OF COMPANY STOCK

         The following shows the Company's common stock beneficially owned by each of the named Executive Officers listed in the Summary Compensation Table above and the beneficial ownership of all directors and officers as a group as of November 1, 1994. No officer or director owns preferred stock.

                                                                         Amount
                                                 Name of Beneficial   Beneficially
             Title of Class                             Owner            Owned*
             --------------                      ------------------   ------------

   Common Stock, $3.125 Par Value              Victor H. Frauenhofer     38,598

   Common Stock, $3.125 Par Value              James P. Bolduc            9,412

   Common Stock, $3.125 Par Value              Harry Kraiza, Jr.          8,723

   Common Stock, $3.125 Par Value              Anthony C. Mirabella       9,331

   Common Stock, $3.125 Par Value              Reginald L. Babcock        7,678



                                                                          Amount
                                                                       Beneficially
                                                                       Owned by all
                                                                       Officers and
              Title of Class                                            Directors
              --------------                                          -------------

   Common Stock, $3.125 Par Value.................................       134,451

   _____________________________

   *No officer or director owns more than one percent of any class of the Company's stock. The percentage of shares owned by all officers and directors as a group is 1.2 percent of the Company's Common $3.125 Par Value Stock.

   The Company is aware of no shareholders who owned beneficially more than 5% of a class of its voting securities on November 1, 1994.

   ITEM 2 --

   APPOINTMENT OF AUDITORS

   The Board of Directors has reappointed Arthur Andersen & Co. as auditors for the fiscal year ending September 30, 1995, subject to shareholder ratification of such appointment at the Annual Meeting. In the event that shareholders do not ratify the appointment of Arthur Andersen and Co., the Board of Directors will consider the selection of other independent accountants.

   Arthur Andersen & Co. has advised the Board of Directors that neither such firm nor any member nor associate thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries or has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of such firm is expected to be available at the Annual Meeting to respond to appropriate questions and to be afforded the opportunity to make a statement.

   1996 ANNUAL MEETING -- SHAREHOLDER PROPOSALS

   Proposals of shareholders which are to be presented at the 1996 Annual Meeting must be received by the Company to be considered for inclusion in the proxy statement and form of proxy relating to that meeting no later than August 22, 1995.

   OTHER MATTERS

   The Board of Directors and management of the Company do not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

   BY ORDER OF THE BOARD OF DIRECTORS,


   BY S/ R. L. BABCOCK
   REGINALD L. BABCOCK, Vice President, General Counsel & Secretary

   December 19, 1994



                                                     --      Please mark
                                                    | X |    your vote
                                                     --      as this
                 _________________
                 COMMON/PREFERRED

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

   Item 1 -Election of        FOR     WITHHELD Item 2 - The   FOR  AGAINST   ABSTAIN
   directors duly                     FOR ALL  ratification
   nominated:  H.J.           --         --    of proposal    --     --         --
   FONTEYNE, D.F. MULLANE    |  |       |  |   to approve    |  |   |  |       |  |
   and A. TOMASSO, JR.        --         --    the selection  --     --         --
                                               of Arthur
                                               Andersen &
                                               Co. as
                                               auditors for
                                               Fiscal Year
                                               ended
                                               September 30,
                                               1995.

   WITHHELD FOR:
   (Write that nominee's name in the space
   provided below).
   ________________________________________

                                                  WILL ATTEND --
                                                      MEETING|  |
                                                              --
   Signature ________________________________  Date _____________

                          /\FOLD AND DETACH PROXY CARD HERE/\
   RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING





                                 Admission Ticket

                        CONNECTICUT NATURAL GAS CORPORATION

                        1995 Annual Meeting of Shareholders

                             Tuesday, January 24, 1995
                                    10:30 a.m.

                        Connecticut Natural Gas Corporation
                              100 Columbus Boulevard
                               Hartford, Connecticut


   PLEASE ADMIT                                             Non-Transferable

   December 19, 1994

       <BOLD>CONNECTICUT NATURAL GAS CORPORATION -- PROXY FOR ANNUAL MEETING

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS<UNBOLD>

         The undersigned hereby appoints V. H. Frauenhofer and D. C. Thomas or either of them, with power of substitution to each, attorneys for the undersigned to vote as designated on the reverse hereof and, in their discretion, upon such other business as may properly come before the Meeting all shares of stock of the undersigned in Connecticut Natural Gas Corporation at the Annual Meeting of Shareholders of the Company to be held at the office of the Company, 100 Columbus Boulevard, Hartford, Connecticut on the 24th day of January, 1995, at 10:30 a.m., or any adjournment thereof, with all the powers the undersigned would possess if personally present thereat.

        <BOLD>THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
     DIRECTED ON THE REVERSE SIDE HEREOF.  IF NO DIRECTION IS MADE, THIS PROXY
                      WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

                    THIS PROXY IS CONTINUED ON THE REVERSE SIDE

            PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY<UNBOLD>